UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2021

ExxonMobil Shareholders: Vote the Blue Proxy Card Today

ExxonMobil shareholders face an important decision at this year’s Annual Meeting of Shareholders on May 26 – one that could have a lasting impact on the future of ExxonMobil and the value of your investment.

A small, few months’ old hedge fund, Engine No. 1, which has only a 0.02 percent ownership in the company, is seeking to replace four of our highly skilled and experienced directors with their own far less qualified nominees. While Engine No. 1 has so far refused to provide any substantive details on their plans for the company, they have made it clear that they want ExxonMobil to pursue a reckless strategy that will jeopardize our ability to:

◾	Maintain our dividend, which we’ve done for the past 72 years;

◾	Continue meeting the world’s need for reliable and affordable energy; and

◾	Invest in technologies that can lower emissions and help society achieve its climate goals.

We urge you to vote using the BLUE PROXY CARD today and support ExxonMobil’s board of director nominees, who are delivering on a clear and proven plan to deliver sustainable shareholder value while making the transition to a lower-carbon energy system.

VOTE FOR the ExxonMobil

director candidates by voting the BLUE PROXY CARD today.

Don’t Let Engine No. 1 Jeopardize Your Dividend

ExxonMobil’s board has overseen a strategy that has delivered an investment portfolio which is the best in the industry. The board’s plan will deliver strong cash flows to support higher returns to shareholders and investments in low-carbon technologies and new energy supplies. The plan has received support from the market which has resulted in ExxonMobil’s total shareholder return over the past year far exceeding our competitors and the broader S&P 500.

Note: Total Shareholder Return (TSR) for the period ending 3/26/21;

* Peers are BP, Chevron, Shell and Total.

ExxonMobil is committed to being a leader in total shareholder return and recently communicated a disciplined capital expenditure plan of $16-$19 billion in 2021 and $20-$25 billion per year through 2025, focused on low-cost, high-return projects to deliver increased cash flow and earnings. These spending levels are flexible within and even below these ranges to enable us to respond to market conditions, maintain a strong dividend and further strengthen our balance sheet.

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In contrast, Engine No. 1 proposes that we radically reduce investment in our industry-leading portfolio to levels that would endanger the cash flows needed to support the dividend and invest for the future. Simply put, Engine No. 1’s plan threatens the strong progress we have made and puts shareholder value at risk.

Advancing ExxonMobil’s Transition to a Lower-Carbon Future

Under your board’s oversight and leadership, we continue to advance our commitment to the development of scalable, lower-carbon technologies. We recently announced the creation of ExxonMobil Low Carbon Solutions, a new business to commercialize and deploy technologies from our extensive, industry-leading R&D portfolio built over the past decade. The technologies we are working to develop are needed for many of the world’s biggest industries to decarbonize and reduce the cost of the energy transition for society.

As the world leader in carbon capture and storage – a critical technology required to achieve net-zero emissions and the goals of the Paris Agreement – we have a distinct competitive advantage to participate in markets that could be worth trillions of dollars in the years ahead. The global market for carbon capture technology alone could be worth $2 trillion by 2040.

In contrast, Engine No. 1 wants the company to invest in wind and solar, which will play an important role in the future energy mix, but are already well funded and mature technologies in which we have no unique competitive advantage.

Don’t let Engine No. 1’s agenda jeopardize the value of your investment in ExxonMobil

VOTE FOR the ExxonMobil

director candidates by voting the BLUE PROXY CARD today.

ExxonMobil Has a World-Class Board with the Right Experience and Skills to Deliver Shareholder Value and Oversee the Transition to a Lower-Carbon Future

Overseeing ExxonMobil’s strategy is a highly qualified, diverse and engaged board, with a skill set that aligns and evolves with the company’s strategy.

Our directors have experience leading some of the world’s largest, most complex, and successful companies, and bring to the board a diverse range of relevant backgrounds, knowledge, and skills.

Since 2016, as our business and markets have evolved, we have added seven highly qualified independent directors to ensure our board has the expertise it needs, including four recently appointed independent directors in just over a year – Joseph Hooley, Wan Zulkiflee, Michael Angelakis and Jeffrey Ubben. These directors have added valuable expertise in capital allocation, complicated corporate transitions, the energy industry, investor perspectives, Asia-Pacific markets, and environmental, social and governance (ESG) practices.

Engine No. 1’s Nominees Do Not Have the Right Experience, Knowledge or Skills

ExxonMobil’s Board Affairs Committee conducted a thorough review of Engine No.1’s four nominees by evaluating their qualifications, skill sets, past experiences and whether they had demonstrated performance in companies of the size and complexity of ExxonMobil.

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Not one of Engine No.1’s nominees meets the skillset needs of ExxonMobil’s Board

☒	None of Engine No.1’s candidates have experience at companies even close to the complexity or scale of ExxonMobil

☒	Three of Engine No.1’s candidates lack management or c-suite experience at a publicly listed U.S. company

☒	Two of the candidates don’t have CEO experience at any company and lack other relevant proficiencies

☒

Only one Engine No. 1 candidate has senior experience running an oil company – and that company was one-tenth the size of ExxonMobil and solely a U.S. downstream business, whereas ExxonMobil is an integrated upstream, downstream and chemical company with operations or sales in most countries in the world

☒	None of the Engine No. 1 candidates bring the skills, expertise or experience that would be superior to any of the directors on ExxonMobil’s balanced slate

Engine No. 1 and its director nominees do not understand ExxonMobil’s scale,

complexity, and breadth – and lack the experience, expertise and knowledge required to steer a company of its size and importance.

Your Vote is Important! Vote FOR the ExxonMobil Director Candidates

Your board urges you to vote FOR each of the 12 ExxonMobil director candidates on the BLUE PROXY CARD today. They are the right people to oversee our continued progress building value during the energy transition.

You can also visit XOMDrivingValue.com to learn more about our strategy and plans, as well as for information on how to vote your shares. Thank you for your support.

DO NOT BE CONFUSED — We Urge You to DISCARD All WHITE Proxy Cards

Engine No. 1 has sent out multiple emails to investors that may appear to come from ExxonMobil. These emails do not identify that the solicitation is from Engine No. 1 or for Engine No. 1’s directors. Engine No. 1’s emails even use the blue font we use to represent our BLUE proxy card. ExxonMobil is proud to put our plan and directors before shareholders. To be clear, nominees recommended by ExxonMobil are listed on the attached proxy card.

We want to make sure your vote is counted accurately. If you have already returned a WHITE proxy card, you can change your vote by signing, dating, and returning a BLUE proxy card. Only your latest dated proxy card will be counted.

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If you have questions or need assistance voting your shares, please contact: MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or by email at XOMproxy@mackenziepartners.com or DF King & Co., Inc. at (800) 859-8509 or (212) 269-5550 or by email at XOMproxy@dfking.com.

Cautionary Statement

Outlooks; projections; goals; estimates; descriptions of strategic plans and objectives; plans to reduce future emissions intensity and the expected resulting absolute emissions reductions; emission profiles of future developments; carbon capture results and the impact of operational and technology efforts; future business markets like carbon capture or hydrogen; energy market evolution; product mix and sales growth; and other statements of future events or conditions in this letter are forward-looking statements. Actual future results could differ materially due to a number of factors. These include continuity in our board of directors and the oversight of our strategies by the board; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil, gas, petroleum, petrochemicals and feedstocks; company actions to protect the health and safety of employees, vendors, customers, and communities; the ability to access short- and long-term debt markets on a timely and affordable basis; the severity, length and ultimate impact of COVID-19 and government responses on people and economies; global population and economic growth; changes in law, taxes or regulation, including environmental regulations, taxes, political sanctions and international treaties; the timely granting or freeze, suspension or revocation of government permits; the impact of fiscal and commercial terms and the outcome of commercial negotiations; feasibility and timing for regulatory approval of potential investments or divestments; the actions of competitors and preferences of customers; the capture of efficiencies within and between business lines; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; unforeseen technical or operating difficulties; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects and carbon capture projects; and other factors discussed here, in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2020 and under the heading “Factors Affecting Future Results” on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. For more information concerning the forward-looking statements, terms, and other information contained in this letter, please refer to the complete Analysts’ Meeting presentation which is available live and in archive form through ExxonMobil’s website at www.exxonmobil.com.

Potential future market size data is derived from a review of a number of third party scenarios such as the 74 Lower 2°C scenarios, made available through the IPCC SR 1.5 scenario explorer data, and the IEA’s Stated Policies Scenario as well as the IEA’s Sustainable Development Scenario. These third party scenarios reflect the modeling assumptions and outputs of their respective authors, not ExxonMobil, and their use in making these calculations is to provide a consistent, transparent third party basis for analyzing potential future markets and is not an endorsement by ExxonMobil of their likelihood or probability. Where data was not or insufficiently available, further analysis was done to enable a more granular view on trends within these IPCC Lower 2°C scenarios.

The term “return” means future discounted cash flow returns on future capital investments based on current company estimates. Investment returns exclude prior exploration and acquisition costs.

The term “project” as used in this letter can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

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